EXHIBIT 99.1

Contacts
Investors	Media
Lisa Nadler (Lisa.Nadler@gartner.com)	Jamie Tully (jtully@sardverb.com)
203-316-6537	Robin Weinberg (rweinberg@sardverb.com)
212-687-8080
GARTNER REPORTS THIRD QUARTER 2005 RESULTS
Contract Value of $567 Million, Up 16%
Company Authorizes $100 Million Share Repurchase Program

STAMFORD, Conn. — October 27, 2005 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for the third quarter ended September 30, 2005.
     Total revenue for the third quarter of 2005 was $225.3 million, representing a 12% increase from $201.9 million in the third quarter of 2004. Research contract value ended the quarter at $567 million, an increase of 16% over the same quarter last year. GAAP EPS for the third quarter of 2005 was $(0.02) and normalized EPS was $0.06. Normalized EPS excludes the following pre-tax items: a $6 million charge related to a previously announced employee stock option buyback; a $2 million charge related to the integration activities associated with the acquisition of META; and a $3.4 million charge for the amortization of intangible assets acquired in the META acquisition.
     For the first nine months of 2005, total revenue was $699.7 million, an increase of 10% from $638.4 million in the first nine months of 2004. GAAP EPS was $(0.15) and normalized EPS was $0.21. See “Non-GAAP Financial Measures” for a further discussion of normalized EPS.
     Excluding the effect of foreign currency and the impact of the META acquisition, total revenue for the 2005 third quarter and for the nine-month period ending September 30, 2005 would have increased approximately 4% for both periods. The impact of foreign currency on net income for each of the same time periods was less than $1 million. Excluding the effect of foreign currency, research contract value increased 13% from the third quarter of 2004.

     As previously announced, the Company successfully completed its tender offer for certain employee stock options during the quarter. The tender offer was implemented in order to reduce overhang resulting from the high number of stock options outstanding. The Company purchased approximately 6.4 million employee stock options at a total cost of $6.0 million.
$100 Million Share Repurchase Program
     In addition, Gartner announced that its board of directors has authorized up to $100 million for the repurchase of Company stock. Repurchases will be made from time-to-time in the open market and will be subject to the availability of stock, prevailing market conditions, the trading price of the stock, and the Company’s financial performance. Repurchases will be funded from cash flow from operations and possible borrowings under the Company’s existing credit facility.
Business Segment Highlights
     Research. At September 30, 2005, Research contract value, a leading indicator of future revenue, was $567 million, up 16% from $489 million at September 30, 2004. Research revenue was $132 million, an 11% increase compared to the same period in 2004. Client retention and wallet retention were at 78% and 92%, respectively, for the third quarter of 2005.
     Consulting. Consulting revenue was $72.8 million for the third quarter compared to $60.1 million for the same quarter in 2004. Utilization averaged 61% for the first nine months of 2005 and backlog was $118 million at September 30, 2005, up from $103 million at September 30, 2004.
     Events. Events revenue was $17.2 million for the third quarter of 2005 versus $18.7 million in the third quarter of 2004. This slight decrease in Events revenue is due to a shift in the timing of some events as compared to last year. The Company held 13 events in the third quarter of 2005 as compared to 15 events in the same period in 2004. For the first nine months of 2005, Events revenue was $82.2 million compared to $74.1 million in the same period last year.
     Gene Hall, Gartner’s chief executive officer, said, “The results for the third quarter of 2005 reflect the continued stabilization of our core Research business, which has been the major focus of Gartner’s operational strategy and sales efforts this year, and our successful integration of META, which has strengthened both our research offering and sales coverage. We also benefited from the strong performance in our Executive Programs, Events and Consulting businesses during the quarter. The share repurchase program we announced today reflects our confidence in our ability to continue to deliver strong, consistent cash flow and our commitment to building value for our shareholders.”
Guidance
     The Company has tightened its previous guidance with respect to revenue and earnings. Total revenue is expected to be between $972 million and $984 million for 2005. By segment, for the full year 2005, the Company expects Research revenue to be between $523 million and $525 million, Consulting revenue to be between $281 million and $286 million, Events revenue to be between $157 million and $159 million, and other revenue to be between $11 million and $12 million.
     The Company anticipates GAAP EPS for 2005 to be between $(0.05) and ($0.02). Gartner expects normalized EBITDA of $98 million to $103 million for 2005 and normalized EPS of $0.34 to $0.37. The estimated fully diluted share count is 113 million shares. See “Non-GAAP Financial Measures” for a further discussion of normalized EBITDA and normalized EPS.
Conference Call Information
     Gartner has scheduled a conference call at 10 a.m. ET today, Thursday, October 27, 2005, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 30 days following the call.
About Gartner
     Gartner, Inc. (NYSE: IT) is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 9,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company’s businesses consist of Research and Events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford,

Connecticut, and has more than 3,900 associates, including more than 1,200 research analysts and consultants, in more than 75 countries worldwide. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
     Investors are cautioned that normalized EBITDA and normalized EPS information contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA and normalized EPS are important measures of our recurring operations as they exclude items that may not be indicative of our core operating results and calculate earnings per share in a manner consistent with prior periods. Normalized EBITDA is based on operating income, excluding depreciation and amortization, goodwill impairments, and other charges. Normalized EPS is based on net income (loss) excluding other charges, non-cash charges, goodwill impairments, amortization of acquired intangible assets, and gains and losses on investments. See “Supplemental Information” at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.
Safe Harbor Statement
     Statements contained in this press release regarding the growth and prospects of the Company’s business, including those of the acquired META Group, Inc. business, the Company’s full year 2005 financial guidance, future pre-tax charges and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate META’s operations and businesses; ability to expand or even retain META’s customers; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
(Tables to Follow)

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2004		2005	2004
Revenues:
Research	$131,896	$119,004	11%	$392,018	$360,212	9%
Consulting	72,747	60,073	21%	215,849	192,308	12%
Events	17,199	18,675	-8%	82,203	74,057	11%
Other	3,469	4,136	-16%	9,634	11,835	-19%

Total revenues	225,311	201,888	12%	699,704	638,412	10%
Costs and expenses:

Cost of services and product development	112,104	100,196	12%	347,899	310,058	12%

Selling, general and administrative	94,330	85,090	11%	288,603	254,312	13%
Depreciation	6,214	6,589	-6%	18,716	21,370	-12%
Amortization of intangibles	3,451	203	U	6,849	590	U
Goodwill impairments	—	—	0%	—	739	F
META integration charges	2,046	—	100%	13,619	—	100%
Other charges	5,980	4,333	38%	28,480	23,909	19%

Total costs and expenses	224,125	196,411	14%	704,166	610,978	15%

Operating income (loss)	1,186	5,477	U	(4,462)	27,434	U
Gain (loss) from investments	30	(2,184)	F	(5,339)	(2,145)	U
Interest (expense) income, net	(3,120)	(602)	U	(7,783)	13	U
Other expense, net	(169)	(189)	F	(2,531)	(3,625)	F

(Loss) income before income taxes	(2,073)	2,502	U	(20,115)	21,677	U
(Benefit) provision for income taxes	(352)	2,342	F	(2,868)	10,025	F

Net (loss) income	$(1,721)	$160	U	$(17,247)	$11,652	U

(Loss) income per common share:
Basic	$(0.02)	$0.00	U	$(0.15)	$0.09	U
Diluted	$(0.02)	$0.00	U	$(0.15)	$0.09	U

Weighted average shares outstanding:
Basic	112,542	121,767	-8%	111,915	128,044	-13%
Diluted	112,542	124,318	-9%	111,915	130,923	-15%

SUPPLEMENTAL INFORMATION
Normalized EPS (1)	$0.06	$0.05	20%	$0.21	$0.26	-19%

(1)	Normalized net income & EPS is based on net (loss) income, excluding normalizing adjustments, which includes other charges, non-cash charges, META integration and amortization charges, goodwill impairments, and gains and losses from investments. We believe normalized EPS is an important measure of our recurring operations. See “Supplemental Information” at the end of this release for a reconciliation from GAAP net (loss) income and EPS to Normalized net income and EPS and a discussion of the reconciling items.

GARTNER, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$80,459	$160,126	-50%
Fees receivable, net	238,744	257,689	-7%
Deferred commissions	28,081	32,978	-15%
Prepaid expenses and other current assets	53,638	37,052	45%

Total current assets	400,922	487,845	-18%
Property, equipment and leasehold improvements, net	56,090	63,495	-12%
Goodwill	410,591	231,759	77%
Intangible assets, net	19,249	138	> 100%
Other assets	74,731	77,957	-4%

Total Assets	$961,583	$861,194	12%

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$229,399	$181,502	26%
Deferred revenues	330,095	307,696	7%
Current portion of long term debt	65,000	40,000	63%

Total current liabilities	624,494	529,198	18%
Long term debt	185,000	150,000	23%
Other liabilities	28,214	51,948	-46%

Total Liabilities	837,708	731,146	15%

Total Stockholders’ Equity	123,875	130,048	-5%

Total Liabilities and Stockholders’ Equity	$961,583	$861,194	12%

GARTNER, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Operating activities:
Net (loss) income	$(17,247)	$11,652
Adjustments to reconcile net (loss) income to net cash provided by operating activies:
Depreciation and amortization of intangibles	25,565	21,960
Non-cash compensation	661	1,273
Tax benefit associated with employees’ exercise of stock options	983	8,262
Deferred taxes	(5,631)	409
Loss from investments	5,339	2,145
Amortization and writeoff of debt issuance costs	1,228	744
Charge for stock option buy back	5,980	—
Goodwill impairments	—	739
Non-cash charges associated with impairment of long-lived assets	—	2,943
Changes in assets and liabilities, excluding effect of acquisition and sale of investment:
Fees receivable, net	41,412	49,352
Deferred commissions	4,888	698
Prepaid expenses and other current assets	(9,246)	(6,215)
Other assets	3,572	(1,320)
Deferred revenues	(4,046)	(14,107)
Accounts payable and accrued liabilities	(25,858)	(32,261)

Cash provided by operating activities	27,600	46,274

Investing activities:
Proceeds from sale of investment	1,300	—
Additions to property, equipment and leasehold improvements	(11,252)	(19,036)
Acquisition of META (net of cash acquired)	(161,323)	—
Other investing activities, net	614	—

Cash used in investing activities	(170,661)	(19,036)

Financing activities:
Proceeds from stock issued for stock plans	14,226	56,472
Proceeds from debt issuance	327,000	200,000
Payments for debt issuance costs	(1,082)	(2,821)
Payments on debt	(267,958)	—
Purchases of stock via tender offer, including costs	—	(346,148)
Purchases of treasury stock	—	(6,114)
Purchases of options via stock option buy back, including costs	(4,532)	—

Cash provided (used) by financing activities	67,654	(98,611)

Net decrease in cash and cash equivalents	(75,407)	(71,373)
Effects of exchange rates on cash and cash equivalents	(4,260)	(1,948)
Cash and cash equivalents, beginning of period	160,126	229,962

Cash and cash equivalents, end of period	$80,459	$156,641

SELECTED STATISTICAL DATA

	September 30,	September 30,
	2005	2004
Research contract value	$567,342 (1)	$489,223 (1)
Research client retention	78%	78%
Research wallet retention	92%	93%
Research client organizations	9,095	8,506
Consulting backlog	$118,092 (1)	$103,383 (1)
Consulting utilization	61%	62%
Consulting billable headcount	527	469
Events—number of events	52	44
Events attendees	21,254	17,705

(1)	Dollars in thousands.

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 9/30/05
Research	$131,896	$53,248	$78,648	60%
Consulting	72,747	42,913	29,834	41%
Events	17,199	10,678	6,521	38%
Other	3,469	326	3,143	91%

TOTAL	$225,311	$107,165	$118,146	52%

Three Months Ended 9/30/04
Research	$119,004	$46,954	$72,050	61%
Consulting	60,073	39,335	20,738	35%
Events	18,675	12,104	6,571	35%
Other	4,136	383	3,753	91%

TOTAL	$201,888	$98,776	$103,112	51%

Nine Months Ended 9/30/05
Research	$392,018	$155,398	$236,620	60%
Consulting	215,849	131,281	84,568	39%
Events	82,203	45,592	36,611	45%
Other	9,634	1,068	8,566	89%

TOTAL	$699,704	$333,339	$366,365	52%

Nine Months Ended 9/30/04
Research	$360,212	$136,130	$224,082	62%
Consulting	192,308	121,492	70,816	37%
Events	74,057	43,520	30,537	41%
Other	11,835	1,312	10,523	89%

TOTAL	$638,412	$302,454	$335,958	53%

SUPPLEMENTAL INFORMATION
GAAP to Normalized Reconcilations
(in thousands, except per share data)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended
	September 30,

	2005	2004
Net (loss) income	$(1,721)	$160
Interest expense, net	3,120	602
Other expense, net	169	189
(Gain) loss on investments	(30)	2,184
Tax (benefit) provision	(352)	2,342

Operating income	$1,186	$5,477

Depreciation and amortization	9,665	6,792
Normalizing adjustments:
Other charges (2)	5,980	4,333
META integration charges (4)	2,046	—

Normalized EBITDA	$18,877	$16,602

Reconciliation — GAAP to Normalized Net Income and EPS (1):

	Three Months Ended September 30,
	2005			2004
	After-			After-
	Tax			Tax
	Income	Shares	EPS	Income	Shares	EPS
GAAP Basic EPS	$(1,721)	112,542	$(0.02)	$160	121,767	$0.00
Share equivalents from stock compensation shares	—	—	—	—	2,551	—

GAAP Diluted EPS	$(1,721)	112,542	$(0.02)	$160	124,318	$0.00

Other charges (2)	4,230	—	0.04	3,698	—	0.03
Non-cash charges (3)	—	—	—	2,186	—	0.02
META integration charges (4)	1,456	—	0.02	—	—	—
Amortization of META intangibles (5)	2,510	—	0.02	—	—	—
(Gain) from investments (7)	—	—	—	(1)	—	—

Normalized net income & EPS (8)	$6,475	112,542	$0.06	$6,043	124,318	$0.05

SUPPLEMENTAL INFORMATION
GAAP to Normalized Reconcilations
(in thousands, except per share data)
Reconciliation — GAAP to Normalized EBITDA (1):

	Nine Months Ended
	September 30,

	2005	2004
Net (loss) income	$(17,247)	$11,652
Interest expense (income), net	7,783	(13)
Other expense, net	2,531	3,625
Loss on investments	5,339	2,145
Tax (benefit) provision	(2,868)	10,025

Operating (loss) income	$(4,462)	$27,434

Depreciation and amortization	25,565	21,960
Normalizing adjustments:
Other charges (2)	28,480	23,909
META integration charges (4)	13,619	—
Goodwill impairments (6)	—	739

Normalized EBITDA	$63,202	$74,042

Reconciliation — GAAP to Normalized Net Income and EPS (1):

	Nine Months Ended September 30,
	2005			2004
	After-			After-
	Tax			Tax
	Income	Shares	EPS	Income	Shares	EPS
GAAP Basic EPS	$(17,247)	111,915	$(0.15)	$11,652	128,044	$0.09
Share equivalents from stock compensation shares	—	—	—	—	2,879	—

GAAP Diluted EPS	$(17,247)	111,915	$(0.15)	$11,652	130,923	$0.09

Other charges (2)	20,138	—	0.18	16,953	—	0.13
Non-cash charges (3)	—	—	—	5,129	—	0.04
META integration charges (4)	9,778	—	0.09	—	—	—
Amortization of META intangibles (5)	4,972	—	0.04	—	—	—
Goodwill impairments (6)	—	—	—	739	—	—
Loss (gain) from investments (7)	5,377	—	0.05	(27)	—	—

Normalized net income & EPS (8)	$23,018	111,915	$0.21	$34,446	130,923	$0.26

Footnotes

(1)	Normalized EBITDA is based on operating (loss) income before interest, taxes, depreciation and amortization and certain normalizing adjustments.

Normalized net income & EPS is based on net income (loss), excluding normalizing adjustments which includes other charges, non-cash charges, META integration and amortization charges, goodwill impairments, and gains and losses on investments.

Normalized EBITDA, as well as normalized net income and EPS, are not measurements of operating performance calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered substitutes for operating income (loss) and net income (loss) in accordance with GAAP. In addition, because these measurements may not be defined consistently by other companies, these measurements may not be comparable to similarly titled measures of other companies.

However, we believe these indicators are relevant and useful to investors because they provide alternative measures that take into account certain adjustments that are viewed by our management as being non-core items or charges.

(2)	Other charges during 2005 included a first quarter pre-tax charge of $10.6 million related to a reduction in workforce and $3.7 million primarily for restructuring within the Company’s international operations, a second quarter pre-tax charge of $8.2 million primarily related to a reduction in facilities, and a $6.0 million third quarter charge for a stock option buyback. Other charges during 2004 were for costs associated with a reduction in workforce and our closing of certain operations in South America.

(3)	The non-cash charges in 2004 were due to the closing of certain operations in South America. These charges are recorded in “Other expense, net.”

(4)	The META integration charges are related to our acquistion of the META Group, Inc. These costs were primarily for severance, and for consulting, accounting, and tax services.

(5)	The amortization of META intangibles are the non-cash amortization charges related to the other intangible assets recorded as a result of the META acquistion.

(6)	The goodwill impairments in 2004 were associated with our closing of certain operations in South America and are recorded in “Goodwill impairments.”

(7)	The 2005 loss on investments was related to an impairment loss on an investment. The 2004 gain on investments was related to our minority owned investments. These items are recorded in “(Loss) gain from investments, net.”

(8)	The normalized effective tax rate was 31% for the third quarter of 2005 and 33% for the first nine months. For 2004, the rate was 33% for both the third quarter and first nine months.